Exhibit 10.3

Certain confidential information, marked by [***], has been omitted pursuant to Item 601(b)(10) of Regulation S-K because the omitted information is both not material and is the type that the registrant treats as private or confidential.

SPECTRUM USAGE RIGHTS AGREEMENT

by and among

ONE DOT SIX LLC

and

AST & SCIENCE, LLC

Dated as of March 22, 2025

Section 7	Monetization, [***]	11

7.1	Reevaluation of Monetization	11
7.2	[***]	11
7.3	[***]	11

Section 8	TERMINATION	12

8.1	Automatic Termination	12
8.2	Termination of the Collaboration Agreement	12
8.3	Termination for Non-Payment	12
8.4	Termination for Material Breach	12
8.5	[***]	13
8.6	Termination for Substantial Preemption	13
8.7	Termination for Excessive Force Majeure	13
8.8	Other Termination Events	13
8.9	Effect of Termination	13

Section 9	REPRESENTATIONS, WARRANTIES AND COVENANTS	13

9.1	Mutual Representations and Warranties	13
9.2	Representations and Warranties of One Dot Six	14
9.3	General Covenants	15
9.4	AST Covenants	15
9.5	One Dot Six Covenants	16
9.6	Intellectual Property Rights	17

Section 10	TAXES, LATE PAYMENTS AND SET-OFF	17

10.1	Taxes	17
10.2	Payments	17
10.3	Interest for Late Payments	18

Section 11	CONFIDENTIALITY	18

11.1	Confidentiality	18
11.2	Exceptions	18

Section 12	INDEMNIFICATION	19

12.1	General Indemnification	19
12.2	Indemnification of One Dot Six	19
12.3	Indemnification of AST	19

Section 13	Limitation of Liability	19

13.1	Limitation on Damages	19
13.2	Disclaimer	19
13.3	Liability Cap	20

Section 14	Governing Law and Dispute Resolution	20

14.1	Governing Law	20
14.2	Dispute Resolution	20
14.3	Venue	20
14.4	Waiver of Jury Trial	20
14.5	Usage Rights Continuation	21

Section 15	MISCELLANEOUS	21

15.1	Notices	21
15.2	Publicity	21
15.3	Assignment	22
15.4	Force Majeure	22
15.5	Entire Agreement	22
15.6	No Joint Venture or Agency	22
15.7	Amendment	23
15.8	Extension; Waiver	23
15.9	Severability	23
15.10	Headings	23
15.11	Specific Performance	23
15.12	No Third Party Beneficiaries	23
15.13	Counterparts	23
15.14	Survival	23
15.15	Definitions and Interpretation	23

SPECTRUM USAGE RIGHTS AGREEMENT

This SPECTRUM USAGE RIGHTS AGREEMENT, dated as of March 22, 2025 (this “Agreement”), is made between ONE DOT SIX LLC, a Delaware limited liability company (formerly constituted as One Dot Six Corp.) with offices at 10802 Parkridge Blvd., Reston, VA 20191 (“One Dot Six”), a wholly owned subsidiary of Ligado Networks LLC (“Ligado”), and AST & SCIENCE, LLC, a Delaware limited liability company with offices at AST Midland International Air & Space Port, 2901 Enterprise Lane, Midland, Texas 79706 (“AST”, together with One Dot Six, each a “Party” and collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Collaboration Agreement.

W I T N E S S E T H:

WHEREAS, on October 1, 2003, the U.S. Federal Communications Commission (“FCC”) granted to OP LLC, a Delaware limited liability company with offices at 8020 Katy Freeway, Houston, Texas 77024 (“OP”), certain nationwide spectrum rights for the 5 MHz that is the 1670 – 1675 MHz band (the “Licensed Spectrum”) under Call Sign WPYQ831(the “License”);

WHEREAS, OP and One Dot Six are parties to that certain (i) Master Agreement (1670-1675 MHZ Spectrum), dated as of July 16, 2007 (as assigned, amended, modified and assumed from time to time, including under that certain Amendment to Master Agreement dated as of December 2, 2022 among One Dot Six, OP and Crown Castle Investment Corp. (“CCIC”) (the “Master Agreement”), and (ii) Amended and Restated Long-Term De Facto Transfer Lease Agreement, dated as of December 2, 2022, between One Dot Six and OP (the “Lease”) pursuant to which OP has leased the Licensed Spectrum (the “Leased Spectrum”) to One Dot Six in accordance with the provisions of Title 47 of the U.S. Code of Federal Regulations and the published decisions of the FCC (as each may be amended from time to time, the “FCC Rules”);

WHEREAS, Ligado and AST have entered into the Binding Terms of Strategic Collaboration, dated January 5, 2025 (the “Binding Term Sheet”), which sets forth the Parties’ agreement to a series of transactions whereby, among other things, and as described in further detail therein, AST will assume One Dot Six’s financial obligations under the Lease and provide other financial incentives to One Dot Six in consideration for (i) certain usage rights to use the Leased Spectrum for supplemental coverage from space (“SCS"), (ii) collaboration between the Parties to seek permission from the FCC to authorize AST’s secondary, preemptible use of the Leased Spectrum for SCS (while One Dot Six retains primary, preemptive rights to all terrestrial-based use of the Leased Spectrum) under the License and (iii) a portion of the profits received by One Dot Six resulting from the sale of the Leased Spectrum to a third party; and

WHEREAS, the Parties now desire to enter into this Agreement which, along with the Strategic Collaboration and Spectrum Usage Agreement by and between Ligado and Spectrum USA I, LLC (the “Collaboration Agreement”) and the Framework Agreement by and among Ligado, AST, AST SpaceMobile, Inc. and Spectrum USA I, LLC (the “Framework Agreement"), each being entered into simultaneously herewith, will replace and supersede the Binding Term Sheet.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties hereto agree as follows:

Section 1 USAGE RIGHTS AND PREEMPTION.

1.1 Usage Rights. Subject to AST’s compliance with the terms of this Agreement and to One Dot Six’s rights to Preemption (as defined below), and provided that the Parties obtain the [***] and any and all other necessary regulatory approvals, One Dot Six hereby grants to AST and its Affiliates a right to use the Leased Spectrum solely for SCS (the “Usage Rights”) for the duration of the Term (as defined below). AST and its Affiliates shall at all times utilize the Usage Rights solely for lawful purposes, in a manner that is consistent with the terms of the License, the Lease and this Agreement and in compliance with all applicable laws and regulations, including without limitation the FCC Rules.

1.2 Retained One Dot Six Terrestrial and SCS Rights. Notwithstanding anything to the contrary in this Agreement, One Dot Six shall retain all primary, preemptive terrestrial rights over the Leased Spectrum (the “Terrestrial Rights”) and shall retain the right to market, solicit or enter into any transaction with OP and/or any third party relating to the lease, sub-lease or sale of the Leased Spectrum for terrestrial use; provided, however, that One Dot Six shall not (and shall ensure that its Affiliates shall not) use the Leased Spectrum for SCS, or enter into any transaction with any other Person or grant any other Person rights to use or access the Leased Spectrum for SCS.

1.3 Limitations of Usage Rights. The Usage Rights shall not include any rights that One Dot Six is not entitled to under the License [***] or the Lease. AST shall at all times use the Usage Rights in accordance with the specifications (the “Usage Rights Technical Requirements”) set forth in Exhibit 1 (Usage Rights Technical Requirements) attached hereto, and AST shall not utilize the Usage Rights to perform any action that materially jeopardizes or violates such Usage Rights Technical Requirements or any of One Dot Six’s rights with respect to the Leased Spectrum under the License or the Lease.

1.4 Notification of Usage. AST shall provide One Dot Six with written notification regarding any new, modified or terminated use of the Usage Rights (other than where such new, modified or terminated use does not substantially alter AST’s use of the Usage Rights) no later than thirty (30) Business Days prior to initiating any such use under the Usage Rights (each, a “Usage Notification”). Such Usage Notification shall include a description of (i) the current scope of its network, [***]  and (ii) any planned modifications to the network that would materially alter the scope of services to be provided or otherwise differ materially from AST’s then current use of the Usage Rights.

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1.5 Preemption. To the extent One Dot Six (or, as applicable, a Third Party Purchaser (as defined below)) utilizes the Terrestrial Rights within a radius of any particular geographic area [***] (each, a “Terrestrial Service Zone”) having given AST at least thirty (30) days’ prior written notice of such use, any AST use of the Usage Rights within such Terrestrial Service Zone shall be on a preemptible, secondary basis to One Dot Six’s (or, as applicable, such Third Party Purchaser’s) use of the Terrestrial Rights, and AST shall in no circumstances be entitled to claim interference protection therefrom. If One Dot Six’s (or, as applicable, such Third Party Purchaser’s) use of the Terrestrial Rights suffer (or could be reasonably expected to suffer) radiofrequency interference [***] as a result of AST’s use of the Usage Rights for SCS within such Terrestrial Service Zone, then One Dot Six’s (or, as applicable, such Third Party Purchaser’s) use of the Terrestrial Rights shall preempt and be given precedence over any use by AST of the Usage Rights, and AST shall as soon as possible, and in any event no later than five (5) days, discontinue or modify its use of the Usage Rights (in a manner that ends such interference) within such Terrestrial Service Zone following written notice from One Dot Six (or, as applicable, such Third Party Purchaser) to the extent that such use of the Usage Rights causes such interference; provided that, to the extent that AST is unable to resolve such harmful interference to Ligado’s reasonable satisfaction within five (5) days after AST’s receipt of such notice, AST shall immediately discontinue its use of the Usage Rights within the applicable Terrestrial Service Zone (each such instance, a “Preemption”).

1.6 Material Interference. Subject at all times to One Dot Six’s (or, as applicable, a Third Party Purchaser’s) rights to Preemption set forth in Section 1.5, AST shall use reasonable efforts to promptly resolve material episodes of harmful interference ([***]) as described in further detail in Exhibit 1 (Usage Rights Technical Requirements) attached hereto that degrade the real-world utility of the Terrestrial Rights after receipt of a technical showing demonstrating that AST’s exercise of the Usage Rights are the immediate cause of such interference.

Section 2 TERM.

2.1 Term. The term of this Agreement (the “Term”) shall commence on the “Effective Date” (as defined in the Collaboration Agreement) and shall continue, unless earlier terminated under Section 8 of this Agreement, (i) until the expiration or termination of the Lease, except following a Consummation Termination (as defined below), or (ii) following a Consummation Termination, in automatic successive renewal periods of two (2) years each unless and until AST elects to not renew this Agreement upon written notice to One Dot Six at least three (3) months prior to the end of the then current two-year renewal period.

Section 3 USAGE PAYMENTS.

3.1 Usage Payments. From the Effective Date until a Consummation Termination (or, if there is no Consummation Termination, the end of the Term), subject to Section 3.3, AST shall pay to One Dot Six in consideration for the Usage Rights in accordance with Section 3.2:

3.1.1 the “Annual Lease Fee” (as defined in Section 5 of the Lease), in cash (the “Usage Fee”); plus

3.1.2 a number of shares of Class A Common Stock, $0.0001 par value per share, of AST SpaceMobile, Inc. (“AST Parent”) equal to (a) thirty percent (30%) of the cash value of the Annual Lease Fee divided by (b) the average of the volume weighted averages of the trading price of “Parent Common Stock” (as defined in the Framework Agreement) on NASDAQ (as reported by Bloomberg L.P. or, if not reported thereby, by another authoritative source mutually selected by AST and Ligado in good faith) on each of the thirty (30) consecutive trading days ending on the last trading day prior to the payment date (“Parent Share Price”), rounded down to the nearest whole number (the “Usage Premium”, and together with the Usage Fee, the “Usage Payments”).

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3.2 Usage Payments Timing. Within five (5) days after the Effective Date and on or prior to January 1 of each year thereafter during the Term, One Dot Six shall deliver to AST a written report that sets forth, with reasonable detail, the Usage Fee for such calendar year together with the date(s) by which One Dot Six is required to pay the corresponding Annual Lease Fee to OP. The Usage Fee incurred after the Effective Date shall become due and payable to One Dot Six no later than ten (10) days prior to the date that the corresponding Annual Lease Fee is due and payable from One Dot Six to OP; provided, that AST shall be obligated to provide to One Dot Six, at least sixty (60) days prior each such Annual Lease Fee becoming due and payable to OP (or, if such payment is due to OP within sixty (60) days after the Effective Date, as soon as reasonably practicable after the Effective Date), documentation showing that an amount equal to the applicable Usage Fee (excluding such Usage Premium) is held in an escrow account in accordance with an escrow agreement (the “Escrow Agreement”) to be negotiated by the Parties after the Effective Date in accordance with the agreed principles set forth in set forth in Exhibit 2 (Escrow Agreement Agreed Principles). The Usage Premium shall become due and payable to One Dot Six on the date that the corresponding Annual Lease Fee is due and payable from One Dot Six to OP; provided further, that AST shall not be required to pay any Usage Premium until after the Plan Confirmation Date. All accumulated Usage Premium amounts (with respect to Usage Payments incurred after the Effective Date) remaining unpaid as of the Plan Confirmation Date (the “True-Up Payment”) shall become due and payable by AST to One Dot Six within thirty (30) days after the Plan Confirmation Date. Nothing in this Agreement shall require AST to pay any amount with respect to any portion of any Annual Lease Fee incurred prior to the Effective Date, or to pay any Usage Premium prior to the Plan Confirmation Date. Any amounts deposited into the escrow account by AST pursuant to this Section 3.2 shall be free and clear of all liens and/or other security interests at the time of deposit. No later than five (5) Business Days prior to such time that any amounts are due and payable by AST to One Dot Six pursuant to this Section 3.2, the Parties shall deliver to the escrow agent under the Escrow Agreement (the “Escrow Agent”) a joint written instruction in accordance with the Escrow Agreement directing the Escrow Agent to disburse such amounts to One Dot Six (or, at One Dot Six’s election, to OP) on the date such amounts will become due and payable hereunder or, to the extent the payment is being made directly to OP, on the date on which the Annual Lease Fee will become due and payable to OP.

3.3 Usage Payments Adjustment. In the event that, [***] during the Term, AST is unable to exercise all or part of the Usage Rights due to any act or omission of One Dot Six or its partners or customers, including due to any Preemption, the Usage Payments payable with respect to such period shall be adjusted as set forth in Exhibit 3 (Usage Payments Preemption-Based Adjustments).

Section 4 SPECTRUM OPTION.

4.1 Exercise of Spectrum Option. For a period of seven (7) years beginning on the Effective Date and upon thirty (30) days’ prior written notice to One Dot Six, AST shall have the right to direct One Dot Six to exercise the Spectrum Option on a specified Exercise Date (or as permitted by Section 5.2(c) of the Master Agreement) by One Dot Six’s delivery of an Exercise Notice to OP (“Spectrum Option”, “Exercise Date” and “Exercise Notice”, each as defined in Section 5.2 of the Master Agreement).

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4.2 Spectrum Option Payment. In consideration for One Dot Six exercising the Spectrum Option in accordance with Section 4.1 of this Agreement, AST shall pay to One Dot Six in accordance with Section 4.3:

4.2.1 the “Exercise Price” (as defined in Section 5.2 of the Master Agreement), subject to any set-offs permitted by the terms of the Master Agreement, in cash; plus

4.2.2 a number of shares of Class A Common Stock, $0.0001 par value per share, of AST Parent equal to (a) thirty percent (30%) of the cash value of the Exercise Price divided by (b) the Parent Share Price as calculated on the date of the payment of the “Exercise Price” in accordance with Section 4.3, rounded down to the nearest whole number (the “Spectrum Option Premium” and together with the Exercise Price, the “Spectrum Option Payment”).

4.3 Spectrum Option Payment Timing. No later than sixty (60) days before the Exercise Date, AST shall provide to One Dot Six documentation showing that an amount equal to Exercise Price is held in an escrow account in accordance with the Escrow Agreement. The Exercise Price shall be due and payable from AST to One Dot Six no later than ten (10) days prior to the Exercise Price becoming due and payable to OP pursuant to the terms of the Master Agreement and the Spectrum Option Premium shall be due and payable from AST to One Dot Six on the Exercise Date; provided that, if the Exercise Date is prior to the Plan Confirmation Date or if the FCC has not approved the Consent Application (as defined below), AST Parent shall only be required to issue such Class A Common Stock within fifteen (15) days after (a) the Plan Confirmation Date or (b) the date the FCC approves the Consent Application (whichever is later). Any amounts deposited into the escrow account by AST pursuant to this Section 4.3 shall be free and clear of all liens and/or other security interests at the time of deposit. No later than five (5) Business Days prior to such time that any amounts are due and payable by AST to One Dot Six pursuant to this Section 4.3, the Parties shall deliver to the Escrow Agent a joint written instruction in accordance with the Escrow Agreement directing the Escrow Agent to disburse such amounts to One Dot Six (or, at One Dot Six’s election, to OP) on the date such amounts will become due and payable hereunder or, to the extent the payment is being made directly to OP, on the date on which the Exercise Price will become due and payable to OP.

4.4 FCC Consent. Within ten (10) Business Days following the Exercise Date, One Dot Six shall prepare and use reasonable best efforts to cause OP to file an application to the FCC for consent to assign the License from OP to One Dot Six in accordance with Section 5.2 of the Lease (the “Consent Application”). Following the filing of the Consent Application, One Dot Six shall cooperate with OP and use commercially reasonable efforts to seek FCC approval of the Consent Application. Upon One Dot Six’s or OP’s request, AST agrees to execute and deliver such documents and take or cause to be taken such actions as may be necessary or advisable in furtherance of such Consent Application. If the FCC (i) denies the Consent Application, (ii) does not consent to assignment of the License within one-year of the filing of the Consent Application, or (iii) does not consent to the assignment of the License while the Lease is effective, One Dot Six shall terminate the Spectrum Option, return the aggregate cash value of the Exercise Price to AST within thirty (30) days after such successful termination and shall have no continuing obligation to seek OP’s assignment of the License to One Dot Six. This paragraph shall not preclude (i) the Parties from extending this one-year period if AST so requests, and OP consents to extend the one-year period under Section 5.2(g) of the Master Agreement, nor (ii) AST from exercising the Spectrum Option on any subsequent valid Exercise Date pursuant to the provisions and requirements of this Section 4 and Section 5.2 of the Master Agreement.

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4.5 Consummation of Spectrum Option. Following the “Closing Date” (as defined in Section 5.2 of the Master Agreement), and notwithstanding any termination of the Lease under Section 10(a)(iv) of the Lease (a “Consummation Termination”), this Agreement and the rights and obligations of the Parties (other than AST’s obligation to make the Usage Payments) hereunder shall continue in full force for the duration of the Term, and any cross-references herein to definitions in the Lease shall be given effect as if no such Consummation Termination had occurred.

4.6 Usage Premium and Spectrum Option Payment. In connection with any issuance of Parent Common Stock to discharge AST’s obligation to pay the Usage Premium and the Spectrum Option Payment, Ligado agrees to execute and deliver to AST any customary documentation and certificates (and provide any account-opening information) reasonably requested by AST or AST’s transfer agent in order to implement the issuance of the Parent Common Stock.

Section 5 REVENUE SHARING.

5.1 Revenue Share. Upon consummation of any direct or indirect disposal, whether in a single transaction or a series of transactions, of any interest (whether through an actual sale, long-term lease or sale of a majority interest in One Dot Six) of the Leased Spectrum and/or the Terrestrial Rights by One Dot Six to a third party (a “Third Party Purchaser”) that occurs after the Effective Date (a “Terrestrial Sale”), One Dot Six shall pay in cash to AST a portion of the amount of revenues generated from each such sale (the “Revenue Share Payment”), which portion shall be calculated in accordance with the following:

5.1.1 Fifty percent (50%) of any proceeds in excess of One Billion Two Hundred Fifty Million US Dollars (US$1,250,000,000) but less than or equal to One Billion Seven Hundred Fifty Million US Dollars (US$1,750,000,000) generated from any Terrestrial Sales, in aggregate; and

5.1.2 For aggregate proceeds in excess of One Billion Seven Hundred Fifty Million US Dollars (US$1,750,000,000), the amount calculated in Section 5.1.1; plus seventy-five percent (75%) of any proceeds in excess of One Billion Seven Hundred Fifty Million US Dollars (US$1,750,000,000) generated from any Terrestrial Sales, in aggregate.

By way of illustration only, if the aggregate proceeds from one or more Terrestrial Sales total Two Billion US Dollars (US$2,000,000,000), the Revenue Share Payment payable to AST shall be Four Hundred Thirty Seven Million Five Hundred Thousand US Dollars (US$437,500,000), being the sum of Two Hundred Fifty Million US Dollars (US$250,000,000) and One Hundred Eighty Seven Million Five Hundred Thousand US Dollars (US$187,500,000).

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5.2 Revenue Share Payment Timing. The Revenue Share Payment for each Terrestrial Sale shall be due and payable from One Dot Six to AST in cash within ten (10) Business Days following the date that One Dot Six receives the revenues generated from the applicable Third Party Purchaser in connection with the related Terrestrial Sale.

5.3 Usage Payment Credits. In lieu of payment of any portion of the Revenue Share Payment in cash and upon fifteen (15) Business Days’ prior written notice to One Dot Six, AST, at its sole discretion, may request that the Revenue Share Payment be paid from One Dot Six to AST in the form of a credit that may be offset against existing or future Usage Payments.

5.4 Restriction on Terrestrial Sale. Subject to AST’s compliance with the terms of this Agreement and to One Dot Six’s (and, as applicable, a Third Party Purchaser’s) rights to Preemption, any Terrestrial Sale shall be subject to the rights of AST and its Affiliates under this Agreement, and One Dot Six shall use reasonable best efforts ensure that such rights are not foreseeably adversely affected by the consummation of any such Terrestrial Sale.

Section 6 REGULATORY COOPERATION.

6.1 License Renewal. AST and One Dot Six shall use commercially reasonable efforts, including but not limited to the AST obligations set forth in this Section 6.1, and shall fully cooperate with each other (and OP, as applicable before the Closing Date) to obtain renewals of the License (and to obtain any required FCC approvals for the continuation of the Lease as a long-term de facto transfer lease of the Leased Spectrum, as applicable before the Closing Date), including as may be assigned to One Dot Six after the Closing Date. [***]

6.2 Notification of Violation or Material Changes. Each Party shall promptly (but in no event later than five (5) Business Days or such earlier date that is prudent under the circumstances) notify the other Party if the first Party becomes aware of the occurrence of any (i) violations, or inquiries or allegations of violations, which relate to AST’s operation of network facilities utilizing the Leased Spectrum pursuant to the Usage Rights, or (ii) inquiries or regulatory proceedings by the FCC initiated with respect to this Agreement, that may reasonably impact One Dot Six’s qualifications to hold the right to lease the Leased Spectrum. Each Party shall also promptly (but in no event later than five (5) Business Days or such earlier date that is prudent under the circumstances) inform the other Party of any other written or oral communications with the FCC or other “Governmental Authority” (as defined in the Master Agreement) concerning the other Party’s utilization of the Usage Rights or the Terrestrial Rights, as applicable. In the event that the FCC or other Governmental Authority initiates an investigation or inquiry of which either Party becomes aware concerning the other Party in connection with this Agreement or any of the other Party’s actions or operations hereunder, such Party shall (i) promptly (but in no event later than five (5) Business Days or such earlier date that is prudent under the circumstances) notify the other Party thereof, (ii) cooperate with the other Party, OP, and the FCC or other Governmental Authority and (iii) use its commercially reasonable efforts to remediate any violations by the other Party of FCC rules or other applicable law arising from such investigation or inquiry.

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6.3 Obligations as Service Provider. AST shall comply with any and all obligations that apply to AST directly as a result of its own status as a service provider of SCS. One Dot Six shall comply with any and all obligations that apply to One Dot Six directly as a result of its own status as a service provider of the Leased Spectrum.

6.4 Communication and Audit Rights. Upon One Dot Six’s reasonable request and on fifteen (15) Business Days’ prior written notice, AST shall meet (in-person or virtually) with One Dot Six to discuss AST’s use of the Usage Rights. During such meetings, AST shall disclose in detail any complaints that it has received regarding radiofrequency interference resulting from its use of the Usage Rights. AST shall also fully disclose in detail any operational problems with its use of the Usage Rights that are inconsistent with FCC Rules.

6.5 [***]

6.6 Backstop Security. The Parties acknowledge and agree that the Terrestrial Rights may be used as security for Ligado to obtain a Backstop Commitment (as defined in the Framework Agreement) on the terms and subject to the conditions set forth in the Framework Agreement, and the Parties shall negotiate in good faith any amendments to this Agreement to the extent necessary to permit such Backstop Commitment.

Section 7 Monetization, [***]

7.1 Reevaluation of Monetization. At any time following the third anniversary of AST’s SCS usage, the Parties shall negotiate in good faith to consider any mutually acceptable amendments to this Agreement that optimize the monetization of the Terrestrial Rights and Usage Rights.

7.2 [***]

7.3 [***]

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Section 8 TERMINATION

8.1 Automatic Termination. This Agreement shall automatically terminate upon the occurrence of:

8.1.1 the expiration without renewal of the License;

8.1.2 an “FCC Final Order” (as defined in the Lease) revoking, terminating or canceling the License;

8.1.3 with respect to all or substantially all of the Leased Spectrum, if such Leased Spectrum is lawfully reclaimed or taken by the FCC or any other Governmental Authority; or

8.1.4 the termination of the Lease; provided that, if such termination is the result of a Consummation Termination, this Agreement shall continue, and the Consummation Termination shall not affect the Parties’ rights and obligations under this Agreement.

8.2 Termination of the Collaboration Agreement Either Party shall be entitled, at its sole discretion, to terminate this Agreement upon the termination or expiration of the Collaboration Agreement following thirty (30) Business Days written notice thereof to the other Party.

8.3 Termination for Non-Payment. One Dot Six shall be entitled, at its sole discretion, to terminate this Agreement, if AST fails to make a Usage Payment, a Spectrum Option Payment or the True-Up Payment, and such failure continues for fifteen (15) Business Days after One Dot Six provides written notice thereof to AST.

8.4 Termination for Material Breach. Either Party, provided that it is not currently in default of a material provision of this Agreement, may terminate this Agreement in the event of a material breach of this Agreement by the other Party, upon written notice of such material breach to the other Party if the other Party has not cured such material breach within thirty (30) Business Days after receipt of such written notice; provided, that if such material breach (i) is not related to a payment obligation of either of the Parties, (ii) cannot reasonably be cured within a thirty (30) day period, (iii) the breaching Party promptly takes diligent actions to cure the breach and (iv) the continuation of such material breach does not result in a default under the Lease, then the cure period for such breach shall be extended to sixty (60) days.

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8.5 [***]

8.6 Termination for Substantial Preemption. AST shall be entitled, at its sole discretion, to terminate this Agreement in the event that AST (or its Affiliates) is unable to exercise the “Substantial Preemption Amount” (as defined in Exhibit 3 (Usage Payments Preemption-Based Adjustments)).

8.7 Termination for Excessive Force Majeure. Either Party may terminate this Agreement upon thirty (30) days’ prior written notice to the other Party if the other Party is prevented from carrying out any of its material obligations under this Agreement for more than one hundred and eighty (180) days due to a Force Majeure Event.

8.8 Other Termination Events. This Agreement may be terminated at any time:

8.8.1 by either AST or Ligado, at any time before the Plan Effective Date, if the RSA is terminated; or

8.8.2 by AST, if the Plan Effective Date has not occurred on or prior to the “Outside Date” (as defined in the RSA).

8.9 Effect of Termination. Unless otherwise provided for in this Agreement, if either Party exercises its rights to terminate this Agreement pursuant to this Section 8, then: (a) AST shall surrender the Usage Rights to One Dot Six and cease using the Usage Rights as of the effective date of termination of this Agreement (or as soon as possible thereafter, if not possible to cease use as of such effective date of termination); and (b) neither Party shall have any continuing liabilities or obligations of any kind to the other Party as of the effective date of such termination (without prejudice to any liabilities accrued prior to such termination, including for breach of this Agreement, or with respect to any other remedies expressly set forth in this Agreement), and this Agreement shall terminate and cease to have any further force or effect except with respect to any provisions that expressly survive termination.

Section 9 REPRESENTATIONS, WARRANTIES AND COVENANTS.

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

9.1.1 It has the right, power, and authority to execute and perform its obligations under this Agreement.

9.1.2 It has taken all requisite corporate or governmental action to approve the extension, delivery, and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Party enforceable against it in accordance with its terms.

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9.1.3 The execution, delivery, and performance by it of its obligations hereunder and the consummation of the transactions contemplated hereby will not result in a violation of, or default under, any agreement or instrument to which it is a party or by which it or any of its property is bound, its organization or governing documents or any law, regulation, rule, or judgment of any court or governmental or other agency having jurisdiction over it or any of its properties.

9.1.4 To its knowledge, there is no outstanding judgment, pending or threatened litigation or proceeding involving or affecting the execution, delivery or performance of this Agreement.

9.1.5 Neither it nor, to its knowledge, anyone acting on its behalf, has at any time in the past five years engaged in or facilitated, directly or indirectly, any material violation of laws, rules, or regulations relating to (i) sanctions or the export or import of commodities, technical data, products, or services, including, but not limited to, those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the Bureau of Industry and Security of the U.S. Department of Commerce (“Sanctions and Export Control Laws”); or (ii) the prohibition of bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, and any other applicable corruption or bribery law (“Anti-Bribery Laws”).

9.2 Representations and Warranties of One Dot Six. One Dot Six represents and warrants to AST that:

9.2.1 The Master Agreement and Lease are each in full force and effect and constitutes the legal, valid and binding obligation of each party thereto enforceable against each such party in accordance with its terms.

9.2.2 One Dot Six is also in all material respects in compliance with the terms of the Master Agreement and Lease and, to One Dot Six’s knowledge, there is no basis upon which CCIC or OP would be entitled to terminate the Master Agreement or the Lease.

9.2.3 To One Dot Six’s knowledge, CCIC and OP are in all material respects in compliance with the terms of the Master Agreement, and OP is in all material respects in compliance with the terms of the Lease.

9.2.4 To One Dot Six’s knowledge, no Governmental Authority (i) has used, or is using, the Leased Spectrum in a manner that conflicts (or would reasonably be expected to conflict) in any material respect with AST’s planned use of the Leased Spectrum or (ii) opposes AST’s planned use of the Leased Spectrum in any material respect.

9.2.5 One Dot Six has not granted any Person any right to use any Leased Spectrum for SCS.

9.2.6 Exhibit 4 (Ligado Licenses) contains a complete and accurate list of all licenses (including the License) held by OP, One Dot Six or any of their Affiliates for use of the Leased Spectrum as of the date of this Agreement. Such licenses are valid and in force and, to One Dot Six’s knowledge, there is no basis for any Governmental Authority to revoke or cancel any such licenses.

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9.2.7 There are no actual or threatened claims, proceedings, or other actions (including before the ITU or other Governmental Authority) that challenge One Dot Six’s full access to the Leased Spectrum.

9.2.8 [***]

9.3 General Covenants. Each Party covenants to the other Party that:

9.3.1 It shall comply with the laws, permits, and licenses of any territory where this Agreement is in effect. Should such Governmental Authority’s claims be contrary to this Agreement or to the Parties’ obligations under this Agreement, then it shall undertake, to the extent possible, any reasonably necessary actions to change, cancel, or otherwise overcome such claims in order to give effect to this Agreement and the performance of its obligations under this Agreement.

9.3.2 It shall comply with all applicable laws, rules, or regulations relating to Sanctions and Export Control Laws.

9.3.3 When performing its obligations under this Agreement, it shall not, and it shall not authorize or permit any Person acting for or on behalf of it to, directly or indirectly (a) give, offer or promise, or authorize (or tolerate to be given, offered, or promised) anything of value to an official or employee of government or of any subdivision thereof or to use its influence to effect or influence any act or decision of a government or any subdivision thereof in violation of any Anti-Bribery Law; or (b) take any other action that constitutes a violation of any Anti-Bribery Law.

9.3.4 It shall use commercially reasonable efforts to negotiate and execute the Escrow Agreement no later than ten (10) Business Days after the Effective Date.

9.4 AST Covenants. AST covenants to One Dot Six that:

9.4.1 AST shall comply with any and all applicable (i) requirements of the License applicable to it and provisions of the Communications Act of 1934, 47 USC § 151 et seq., as amended, and (ii) FCC Rules that apply to commercial operations in the Leased Spectrum, including 47 CFR §§ 27.6(f), 27.14, 27.50(f)(l), 27.53(j), 27.903, 1.924, and the relevant portion of §§ 1.9005-1.9080;

9.4.2 AST shall promptly (but in no event later than ten (10) Business Days or such earlier date that is prudent under the circumstances) notify One Dot Six in writing of any communication, written or oral, from the FCC relating to the Leased Spectrum or AST’s use of the Usage Rights that reasonably could affect negatively One Dot Six’s qualifications to be the lessee of the Spectrum or affect One Dot Six’s or OP’s use of the Leased Spectrum or OP’s status as a licensee of the Licensed Spectrum and shall only respond to the FCC regarding the aforementioned in collaboration with and through One Dot Six and/or OP;

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9.4.3 AST shall promptly (but in no event later than ten (10) Business Days or such earlier date that is prudent under the circumstances) notify One Dot Six in writing of inquiries made by the FCC relating to the Leased Spectrum and AST’s operations under the Usage Rights and shall only respond to the FCC regarding the aforementioned in collaboration with and through One Dot Six and/or OP;

9.4.4 AST shall refrain from taking any actions that reasonably could be viewed as (i) jeopardizing OP’s qualifications under FCC Rules to lease the Leased Spectrum or that otherwise jeopardizes the License, including renewal of the License or (ii) jeopardizing, objecting to, interfering with, preventing or otherwise materially inhibiting the consummation of any Terrestrial Sale to a Third Party Purchaser;

9.4.5 [***]; and

9.4.6 AST shall use reasonable best efforts to assist One Dot Six and OP in renewing the License.

9.5 One Dot Six Covenants. One Dot Six covenants to AST that, during the Term:

9.5.1 One Dot Six shall comply with the Master Agreement and the Lease in all material respects (and, for this purpose, all payment obligations shall be considered material obligations) and not take or omit to take any action that could result in termination of either agreement.

9.5.2 Without prejudice to Section 9.5.3, notify AST as soon as is reasonably practicable of any amendment, waiver or breach of the Master Agreement or Lease that could reasonably be expected to affect AST’s intended exercise of the Usage Right.

9.5.3 One Dot Six shall not amend, waive any right under or breach of, or exercise any right to terminate the Master Agreement or the Lease in a manner that could reasonably be expected to adversely affect AST’s intended exercise of the Usage Right, or agree, threaten or give notice to do any of the foregoing, in each case, without AST’s prior written consent.

9.5.4 One Dox Six shall notify AST as soon as reasonably practicable after it receives any claims or notices (whether written or oral) from CCIC, OP, or any of their respective representatives, alleging any breach of the Master Agreement or the Lease or grounds on which the Master Agreement or the Lease may be terminated, and reasonably consult with AST in connection with the response to and resolution of any such claims or notices; provided, however, that: (i) such consultations may be conducted by One Dot Six in any manner that protects attorney-client privilege or any other legal privilege and (ii) One Dot Six shall have ultimate control over the responses to, and resolutions of, such claims or notices (except that, in respect of (ii), Ligado shall not respond to such claims or notices in a manner that could reasonably be expected to adversely affect AST’s intended exercise of the Usage Right without AST’s prior written consent).

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9.5.5 One Dot Six shall take reasonable best efforts to maintain the Leased Spectrum, including by maintaining in force (a) the License, (b) any other permits or approvals required from any Governmental Authority to use the Leased Spectrum and (c) [***].

9.5.6 In consultation with and to the extent reasonably requested by AST, One Dot Six shall enforce its rights under the Master Agreement and the Lease to the extent that CCIC and/or OP (as applicable) is in breach of the Master Agreement or the Lease (as applicable) and such breach adversely affects in any material respect the intended exercise of the Usage Right.

9.5.7 No later than the Plan Effective Date, One Dot Six shall assume the Master Agreement and the Lease pursuant to Section 365 of the Bankruptcy Code.

9.6 Intellectual Property Rights. During the Term, One Dot Six, on behalf of itself and its Affiliates, hereby grants to AST and its Affiliates a non-exclusive, worldwide, royalty-free, paid-up, irrevocable (subject to Section 8), sublicensable, transferrable (in accordance with Section 15.3) license to use any Intellectual Property Rights owned or controlled by One Dot Six or any of its Affiliates to the extent necessary or useful for AST’s exercise of the Usage Right.

Section 10 TAXES, LATE PAYMENTS AND SET-OFF.

10.1 Taxes. Each Party shall pay all sales, goods and services, and other similar taxes imposed on or payable with respect to payments such Party is otherwise required to make under this Agreement (collectively, “Sales Taxes”) (excluding, for purposes of clarification, income taxes of the other Party), subject to the receipt from the other Party of a valid invoice required by law to be issued in connection with such Sales Taxes. Each Party shall be entitled to deduct and withhold from any payment under this Agreement all taxes that such Party is required to deduct and withhold under any applicable provision of Law. All such amounts withheld and properly paid over to the appropriate taxing authority shall be treated as having been paid to the person in respect of whom such deduction and withholding was made. Each Party shall promptly provide the other Party with any applicable tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested and shall promptly provide an update of any such tax form or certificate previously delivered if the same has become incorrect or has expired.

10.2 Payments.

10.2.1 Amounts due and payable in respect of Usage Payments, the Spectrum Option Payment and Revenue Share Payments shall be paid by the specified Party on or before the applicable date that such amounts are due and payable without any requirement for the provision of an invoice or other notice from the non-paying Party. Any payment under this Agreement due and payable on a date that is not a Business Day shall be made on or before the Business Day immediately preceding such date.

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10.2.2 Payments of the Usage Fee, the Exercise Price and Revenue Share Payments shall be made by wire transfer of immediately available funds to the bank account specified in Schedule 1 (Places of Payment) attached hereto, as applicable, or to such other account as may be notified in writing by the non-paying Party to the paying Party.

10.3 Interest for Late Payments. If an amount due under this Agreement is not paid within the applicable due date of such payment as identified in this Agreement, all such payments shall bear interest at the federal funds rate as published by the Wall Street Journal starting on the date such payment is due until but excluding the date the overdue amount and the interest are paid.

Section 11 CONFIDENTIALITY.

11.1 Confidentiality. Each Party (each a “Receiving Party”) shall, and shall ensure that its Affiliates shall, treat as strictly confidential all of the other Party’s (each a “Disclosing Party”) “Confidential Information” (as defined in the Collaboration Agreement) and shall not, except with the prior written consent of the Disclosing Party, make use of (save for the purposes of performing its obligations or exercising its rights under Transaction Agreement) or disclose to any Person (other than in accordance with this Section 11) any Confidential Information. Each Receiving Party undertakes that it shall (and shall ensure that its Affiliates shall) only disclose Confidential Information to its Representatives where it is reasonably required for the purposes of exercising its rights or performing its obligations under this Agreement and only where the “Representatives” (as defined in the Collaboration Agreement) are informed of the confidential nature of the Confidential Information and the provisions of this Section 11 and such Representatives are bound to abide by confidentiality obligations substantially as protective as those contained herein. The Receiving Party shall be liable for any violation of this Section 11 by its Representatives. The confidentiality obligations set forth in this Section 11 shall bind the Receiving Party (a) with respect to Confidential Information that is a trade secret right or business secret, for so long as such Confidential Information remains a trade secret right or business secret under applicable Law, and (b) with respect to all other Confidential Information perpetually unless any of the exceptions set forth in Section 11.2 applies.

11.2 Exceptions. Notwithstanding Section 11.1, a Receiving Party shall have the limited right to disclose Confidential Information to the extent that such disclosure is:

11.2.1 required by applicable Law or by any stock exchange or any Governmental Authority having applicable jurisdiction and the Receiving Party (or its Affiliate) has (to the extent legally permissible and reasonably practicable in the circumstances) given the Disclosing Party sufficient prior notice in order for the Disclosing Party to obtain a protective order or other appropriate remedy;

11.2.2 [***];

11.2.3 [***];

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11.2.4 to a Third Party Purchaser, OP and/or CCIC for the purpose of, and to the extent reasonably necessary for, consummating a Terrestrial Sale; or

11.2.5 (to the extent AST is the Receiving Party) required in order to facilitate any financing transaction proposed to be entered into by AST or its Affiliates; provided, however, that such disclosure is made only to those parties on an as-needed basis and any third party who has access to the Confidential Information is subject to confidentiality obligations and restrictions at least as protective of the Confidential Information as set forth herein.

Section 12 INDEMNIFICATION.

12.1 General Indemnification. Each Party agrees to indemnify, defend and hold the other Party and each of its “Affiliates” (as defined in the Collaboration Agreement), members, officers, managers, directors and employees (each, an “Indemnitee”) harmless against any and all “Losses” (as defined in the Collaboration Agreement) incurred by such Indemnitee arising from, relating to, or incurred in connection with any “Claim” (as defined in the Collaboration Agreement) arising out of or related to: (a) the breach of any representation or warranty made by such Party, (b) such Party’s material breach of this Agreement, or (c) the operation of such Party prior to the Effective Date.

12.2 Indemnification of One Dot Six. AST agrees to indemnify, defend and hold One Dot Six, Ligado and each of their Indemnitees harmless against any and all Losses incurred by One Dot Six, Ligado or the applicable Indemnitees to the extent arising out of a third party claim against One Dot Six, Ligado or the applicable Indemnitees relating to AST’s provision of SCS under the Usage Rights.

12.3 Indemnification of AST. One Dot Six agrees to indemnify, defend and hold AST and each of their Indemnitees harmless against any and all Losses incurred by AST or the applicable Indemnitees (i) in connection with One Dot Six’s failure to comply with the Master Agreement or the Lease; and (ii) to the extent arising out of a third party claim against AST or the applicable Indemnitees relating to One Dot Six’s or Ligado’s use or provision to customers or partners of the Leased Spectrum.

Section 13 Limitation of Liability.

13.1 Limitation on Damages. Except with respect to the applicable Party’s indemnification obligations for third party claims under Section 12, neither Party shall be liable to the other Party for any indirect, incidental, consequential, punitive or special damages of any nature arising out of or relating to this Agreement, whether arising in tort, contract or otherwise.

13.2 Disclaimer. Except as set forth in this Agreement, One Dot Six makes no warranty, express or implied, to AST with respect to the Leased Spectrum, the Usage Rights or [***], including (i) any implied warranty of merchantability or fitness for a particular purpose or any warranty as to the quality of the Leased Spectrum or the Usage Rights and (ii) [***].

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13.3 Liability Cap. Each Party’s liability for any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby, including claims of negligence, breach of contract or warranty, failure of a remedy to accomplish its essential purpose or otherwise, will in no case exceed the aggregate amount of the Usage Payments actually paid by AST to One Dot Six.

Section 14 Governing Law and Dispute Resolution.

14.1 Governing Law. This Agreement and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Delaware.

14.2 Dispute Resolution. Other than with respect to any disputes arising pursuant to Section 3.2 or Section 4.3 relating to the delivery by the Parties of a joint written instruction to the Escrow Agent, if during the term of this Agreement, a dispute arises between the Parties, or one Party perceives the other as acting unfairly or unreasonably, or a question of interpretation arises hereunder, then the Parties’ respective representatives (as identified in Schedule 2 (Dispute Resolution Representatives) attached hereto) shall promptly confer and exert commercially reasonable efforts to reach a reasonable and equitable resolution of the dispute. If the representatives are unable to resolve the issue within ten (10) Business Days, then the representative of the Party that initially raised the dispute shall develop a description of the dispute, identify such dispute as primarily either “technical” or “commercial” in nature and refer such dispute within two (2) Business Days of the lapse of the aforementioned ten (10) Business Days to: (i) a member of the Parties’ technical team in the event such dispute is “technical;” or (ii) a member of the Parties’ executive team (other than the chief executive officer) if the dispute is “commercial” or “other.” If such member of the Parties’ technical team or executive team (other than the chief executive officer), as applicable, is unable to resolve such dispute within ten (10) Business Days, then such dispute will be referred to each Parties’ chief executive officer for resolution. Neither Party shall seek judicial resolution of any dispute arising in connection with this Agreement until the chief executive officer of each Party has had at least ten (10) Business Days to attempt to resolve the dispute following referral of the dispute to such chief executive officers.

14.3 Venue. Each Party agrees to the exclusive personal jurisdiction and venue in the federal and state courts in Delaware, for any dispute arising out of this Agreement.

14.4 Waiver of Jury Trial. Each of AST and One Dot Six hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement or the actions of AST or One Dot Six in the negotiation, administration, performance and enforcement hereof. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each Party understands and has considered the implication of this waiver, (c) each Party makes this waiver voluntarily, and (d) each Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this section.

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14.5 Usage Rights Continuation. Provided that, and for so long as, AST is in compliance with all of its obligations under this Agreement, including its obligations to pay Usage Fees, then AST shall continue to have the Usage Right notwithstanding any purported rejection of the Agreement by Ligado or One Dot Six under Section 365 of the Bankruptcy Code in connection with any future case under the Bankruptcy Code. One Dot Six and AST have articulated good, sufficient, and sound business justification for AST’s right to retain all rights to use the Usage Right, notwithstanding any purported rejection of this Agreement under Section 365 of the Bankruptcy Code, in accordance with the previous sentence. Namely, among other things, this right (a) was negotiated by One Dot Six, AST, and their respective advisors at arms’-length and in good faith, (b) is necessary to ensure that AST will receive the benefits of its bargain under this Agreement, and (c) is fair, reasonable, and appropriate in light of AST’s substantial investment in reliance on the Usage Right, including providing certain payments and contributions to One Dot Six and substantial expenditures for technology and regulatory compliance necessary to exercise the Usage Right.

Section 15 MISCELLANEOUS.

15.1 Notices. All notices and other communications hereunder shall be in writing and delivered by (a) email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), or (b) nationally recognized overnight courier service (providing proof of delivery), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other Party hereto in accordance with this Section 15.1):

if to AST, to:

AST & Science, LLC

AST Midland International Air & Space Port

2901 Enterprise Lane

Midland, Texas 79706

Attention: Chief Legal Officer

Email:

with a copy to:

if to One Dot Six, to:

One Dot Six LLC

c/o Ligado Networks LLC

10802 Parkridge Boulevard

Reston, Virginia 20191

Attention: General Counsel

Email:

15.2 Publicity. No public announcement, release, or other public disclosure of information relating to this Agreement, including the existence of this Agreement, shall be made by either Party except as required by law or by prior written agreement of the Parties and/or their Affiliates, as applicable.

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15.3 Assignment. Except as permitted under this Section 15.3, this Agreement shall not be assigned, delegated, or transferred, in full or in part, as security or otherwise, or delegated to any other individual, firm, institution, organization or government agency by any Party without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign this Agreement to: (a) any Person that acquires all or substantially all of the assets of such Party; or (b) an Affiliate provided that, in each case of clause (a) and (b), the assignment will not impair the other Party’s rights under this Agreement; provided further that, in the case of clause (b), no such assignment to an Affiliate shall relieve the assigning Party of its obligations under this Agreement if such Affiliate does not fully and timely perform such obligations. Subject to the foregoing, this Agreement shall be binding on and inure to the benefit of the Parties’ respective successors and permitted assigns. Any assignment, delegation, or transfer of this Agreement made in contravention of the terms hereof shall be null and void.

15.4 Force Majeure. Neither Party will be liable for any nonperformance under this Agreement (other than the obligation to pay amounts due and payable hereunder) due to causes beyond its reasonable control that could not have been reasonably anticipated by the non-performing Party and that cannot be reasonably avoided or overcome (each such cause, a “Force Majeure Event”); if: (a) the non-performing Party gives the other Party prompt written notice of such cause, and in any event, within ten (10) calendar days after its discovery; and (b) such nonperformance will be excused only during the period when the Force Majeure Event occurs, continues to exist and cannot be reasonably overcome.

15.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Exhibits hereto) and the other AST Definitive Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof (including, for the avoidance of doubt, the Confidentiality Agreement and the Confidential Binding Terms of Strategic Collaboration, dated January 5, 2025, by and between AST & Science, LLC and Ligado Networks LLC).

15.6 No Joint Venture or Agency. None of the provisions of this Agreement will be deemed to constitute a partnership, joint venture, or any other similar relationship between the Parties, and neither Party will have any authority to bind the other Party in any manner, except as expressly indicated in this Agreement. Neither Party will have or hold itself out as having any right, authority or agency to act on behalf of the other Party in any capacity or in any manner, except as may be expressly authorized in this Agreement. Without limitation to the foregoing, the Parties agree (a) that the transactions contemplated herein are not intended to give rise to a partnership for U.S. federal and applicable state and local income tax purposes, and (b) not to file any tax return or take any tax position inconsistent with such treatment, unless required by applicable law following a determination (within the meaning of Section 1313 of the Code) on the matter.

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15.7 Amendment. To the extent permitted by Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of AST and One Dot Six.

15.8 Extension; Waiver. At any time and from time to time, the parties may mutually agree, to the extent permitted by Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or Parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties hereto contained herein. Any agreement on the part of a Party or Parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

15.9 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

15.10 Headings. The Article and Section captions set forth herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.11 Specific Performance. The transactions contemplated by this Agreement are unique transactions and any failure on the part of a Party to complete the transactions contemplated by this Agreement on the terms of this Agreement will not be fully compensable in damages, and the breach or threatened breach of the provisions of this Agreement would cause the other Party irreparable harm. Accordingly, in addition to and not in limitation of any other remedies available to the Parties for a breach or threatened breach of this Agreement, each Party will be entitled to specific performance of this Agreement upon any breach by the other Party and to an injunction restraining such Party from such breach or threatened breach.

15.12 No Third Party Beneficiaries. This Agreement shall be binding on and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer on any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

15.13 Counterparts. This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

15.14 Survival. Notwithstanding any other provision to the contrary, the provisions contained in Section 10.1 (Taxes), Section 11 (Confidentiality), Section 12 (Indemnification), Section 13 (Limitation of Liability), Section 14 (Governing Law and Dispute Resolution), Section 15.1 (Notices), Section 15.2 (Publicity), Section 15.5 (Entire Agreement), Section 15.9 (Severability), Section 15.10 (Headings), Section 15.14 (Survival) and Section 15.15 (Definitions and Interpretation) shall survive the termination or expiration of this Agreement.

15.15 Definitions and Interpretation.

15.15.1 The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

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Term	Section

Agreement	Preamble
Anti-Bribery Laws	8.1.5
AST	Preamble
AST Parent	3.1.3
Binding Term Sheet	Preamble
CCIC	Preamble
Collaboration Agreement	Preamble
Consent Application	4.4
Consummation Termination	4.5
Escrow Agent	3.2.1
FCC	Preamble
FCC Rules	Preamble
Force Majeure Event	14.4
Framework Agreement	Preamble
Indemnitee	11.1
Lease	Preamble
Leased Spectrum	Preamble
License	Preamble
Licensed Spectrum	Preamble
Ligado	Preamble
Master Agreement	Preamble
[***]	7.2
[***]	7.2
[***]	7.2
[***]	7.2
[***]	7.2
Notice Acceptance	7.3.2
Notice of Intent	7.3.1
Notice Rejection	7.3.2
One Dot Six	Preamble
OP	Preamble
Parties	Preamble
Party	Preamble
PFSD	1.4
Preemption	1.5
Relevant Assets	7.3
Revenue Share Payment	5.1
[***]	7.3
[***]	7.3.3
Sanctions and Export Control Laws	8.1.5
SCS	Preamble
[***]	6.5
Spectrum Option Payment	4.2.2
Spectrum Option Premium	4.2.2
Term	Section 2
Terrestrial Rights	1.2
Terrestrial Sale	5.1
Terrestrial Service Zone	1.5
Third Party Deadline	7.3.4
Third Party Purchaser	5.1
Third Party Sale	7.3.4
True-Up Payment	3.2.1
Usage Fee	3.1.1
Usage Notification	1.4
Usage Payments	3.1.3
Usage Premium	3.1.3
Usage Rights	1.1
Usage Rights Technical Requirements	1.3

15.15.2 Unless the context requires otherwise: (a) a reference to “this Agreement” refers to this Agreement as a whole, including all Schedules and Exhibits hereto, and the words “herein,” “hereof,” “hereunder,” and “hereto” and words of similar import refer to this Agreement and its Schedules and Exhibits as a whole and not to any particular Section, Schedule or Exhibit, or any other subdivision; (b) a reference to a Party, Article, Section, Schedule or Exhibit is a reference to that Article, Section, or Exhibit of, or that Party or Schedule to, this Agreement unless otherwise specified; (c) a reference to any legal instrument, treaty, convention, national law, regulation, rule, or other law of any nature in this Agreement shall include any amendment, variation, supplement, or re-enactment of the same from time to time in force; (d) words importing the singular include the plural and vice versa and the masculine, feminine, and neuter genders include all genders; (e) a reference to a Person includes that Person’s successors and permitted assigns; (f) the word “including” and words of similar import shall mean “including without limitation” unless otherwise specified; (g) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb); (h) the word “extent” and the phrase “to the extent” mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”; (i) references to “$” and “dollars” are to the currency of the United States of America; (j) any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” under this Agreement; (k) references from or through any date mean from and including or through and including, respectively; (l) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (m) whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; (n) unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded; (o) Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document; (p) the word “or” shall be disjunctive but not exclusive; and (q) each reference in this Agreement to any agreement, instrument, deed or other document, shall be deemed to be a reference to such agreement, instrument, deed or document, as the case may be, as the same may be amended, supplemented, novated, replaced or otherwise modified from time to time in accordance with the terms hereof and thereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

AST & SCIENCE, LLC

By:	/s/ Abel Avellan
Name:	Abel Avellan
Its:	Chief Executive Officer

ONE DOT SIX LLC

By:	/s/ Doug Smith
Name:	Doug Smith
Its:	President & Chief Executive Officer